                                                                Exhibit 99(d)(1)

                                                          CONFORMED COPY














                          AGREEMENT AND PLAN OF MERGER

                                      among

                              CREDIT SUISSE GROUP,

                            DIAMOND ACQUISITION CORP.

                                       and

                       DONALDSON, LUFKIN & JENRETTE, INC.


                           Dated as of August 30, 2000




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                                TABLE OF CONTENTS

                                                                            PAGE



                              Article 1 DEFINITIONS

Section 1.01.     DEFINITIONS................................................1

                               Article 2 THE OFFER

Section 2.01.     THE OFFER..................................................7
Section 2.02.     COMPANY ACTION.............................................8

                              Article 3 THE MERGER

Section 3.01.     THE MERGER.................................................9
Section 3.02.     EFFECTIVE TIME; CLOSING....................................9
Section 3.03.     EFFECT OF THE MERGER.......................................9
Section 3.04.     CERTIFICATE OF INCORPORATION; BY-LAWS......................9
Section 3.05.     DIRECTORS AND OFFICERS....................................10
Section 3.06.     CONVERSION OF SECURITIES..................................10
Section 3.07.     EMPLOYEE STOCK OPTIONS; RESTRICTED STOCK UNITS............11
Section 3.08.     DISSENTING SHARES.........................................11
Section 3.09.     SURRENDER OF SHARES; STOCK TRANSFER BOOKS.................12

          Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.     ORGANIZATION AND QUALIFICATION; SUBSIDIARIES..............13
Section 4.02.     CERTIFICATE OF INCORPORATION AND BY-LAWS..................14
Section 4.03.     CAPITALIZATION............................................14
Section 4.04.     AUTHORITY RELATIVE TO THIS AGREEMENT......................15
Section 4.05.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS................15
Section 4.06.     PERMITS; COMPLIANCE.......................................16
Section 4.07.     SEC FILINGS; FINANCIAL STATEMENTS.........................16
Section 4.08.     ABSENCE OF CERTAIN CHANGES OR EVENTS......................17
Section 4.09.     ABSENCE OF LITIGATION.....................................17
Section 4.10.     EMPLOYEE BENEFIT PLANS....................................18
Section 4.11.     LABOR AND EMPLOYMENT MATTERS..............................20
Section 4.12.     OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT..........21
Section 4.13.     INTELLECTUAL PROPERTY.....................................21
Section 4.14.     TAXES.....................................................22
Section 4.15.     ENVIRONMENTAL MATTERS.....................................22
Section 4.16.     MATERIAL CONTRACTS........................................23
Section 4.17.     BROKERS...................................................23
Section 4.18.     REGISTRATIONS.............................................23

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Section 4.19.     FUNDS.....................................................24
Section 4.20.     INTERNAL CONTROLS.........................................24
Section 4.21.     DERIVATIVE INSTRUMENTS....................................25
Section 4.22.     OWNERSHIP OF BANKING ORGANIZATIONS........................25

     Article 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 5.01.     CORPORATE ORGANIZATION....................................25
Section 5.02.     AUTHORITY RELATIVE TO THIS AGREEMENT......................26
Section 5.03.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS................26
Section 5.04.     FINANCING.................................................27
Section 5.05.     OFFER DOCUMENTS; PROXY STATEMENT..........................27
Section 5.06.     BROKERS...................................................27
Section 5.07.     PERMITS; COMPLIANCE.......................................27
Section 5.08.     FINANCIAL STATEMENTS......................................28
Section 5.09.     ABSENCE OF CERTAIN CHANGES OR EVENTS......................28
Section 5.10.     ABSENCE OF LITIGATION.....................................28

             Article 6 CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01.     CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.....29

                         Article 7 ADDITIONAL AGREEMENTS

Section 7.01.     STOCKHOLDERS'MEETING......................................31
Section 7.02.     PROXY STATEMENT...........................................32
Section 7.03.     COMPANY BOARD REPRESENTATION; SECTION 14(F)...............32
Section 7.04.     ACCESS TO INFORMATION; CONFIDENTIALITY....................33
Section 7.05.     NO SOLICITATION OF TRANSACTIONS...........................33
Section 7.06.     EMPLOYEE BENEFITS MATTERS.................................33
Section 7.07.     DIRECTORS'AND OFFICERS'INDEMNIFICATION AND INSURANCE......34
Section 7.08.     NOTIFICATION OF CERTAIN MATTERS...........................35
Section 7.09.     FURTHER ACTION; REASONABLE BEST EFFORTS...................35
Section 7.10.     PUBLIC ANNOUNCEMENTS......................................36
Section 7.11.     1940 ACT..................................................36
Section 7.12.     BANK HOLDING COMPANY ACT..................................37
Section 7.13.     DLJ BANK HOLDINGS LLC.....................................37
Section 7.14.     WINTHROP TRUST COMPANY....................................37

                       Article 8 CONDITIONS TO THE MERGER

Section 8.01.     CONDITIONS TO THE MERGER..................................37

                Article 9 TERMINATION, AMENDMENT AND WAIVER

Section 9.01.     TERMINATION...............................................38
Section 9.02.     EFFECT OF TERMINATION.....................................39


                                       ii
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Section 9.03.     FEES AND EXPENSES.........................................39
Section 9.04.     AMENDMENT.................................................39
Section 9.05.     WAIVER....................................................39

                          Article 10 GENERAL PROVISIONS

Section 10.01.    NOTICES...................................................39
Section 10.02.    SEVERABILITY..............................................41
Section 10.03.    ENTIRE AGREEMENT; ASSIGNMENT..............................41
Section 10.04.    PARTIES IN INTEREST.......................................41
Section 10.05.    SPECIFIC PERFORMANCE......................................41
Section 10.06.    GOVERNING LAW.............................................41
Section 10.07.    WAIVER OF JURY TRIAL......................................41
Section 10.08.    HEADINGS..................................................42
Section 10.09.    COUNTERPARTS..............................................42
Section 10.10.    DISCLOSURE SCHEDULE.......................................42
ANNEX A           Conditions to the Offer
Exhibit 7.06      Employee Matters



                                      iii
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            AGREEMENT AND PLAN OF MERGER, dated as of August 30, 2000 (this
"AGREEMENT"), among Credit Suisse Group, a Swiss corporation ("PARENT"), Diamond Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (the "COMPANY").

            WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, it is proposed that Purchaser shall make a cash tender offer (the "OFFER") to acquire all the shares of common stock of the series designated Donaldson, Lufkin & Jenrette, Inc.-DLJ Common Stock, par value $.10 per share, of the Company ("COMMON STOCK") that are not owned beneficially or of record by the Principal Stockholders (as defined below) (such shares, "SHARES") that are issued and outstanding for $90 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "PER SHARE AMOUNT"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

            WHEREAS, the Board of Directors of the Company (the "BOARD") has approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

            WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), upon the terms and subject to the conditions set forth herein; and

            WHEREAS, Parent and certain stockholders of the Company (the "PRINCIPAL STOCKHOLDERS") have entered into a Stock Purchase Agreement, dated as of the date hereof (the "STOCK PURCHASE AGREEMENT"), providing that, among other things, the Principal Stockholders will sell their Shares to Parent on the terms and subject to the conditions contained therein;

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

            SECTION 1.01. DEFINITIONS. (a) For purposes of this Agreement:

            "ACQUISITION PROPOSAL" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Material Subsidiary or (B) over 20% of any class of equity securities of the Company or of any Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person

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      beneficially owning 20% or more of any class of equity securities of the Company or any Subsidiary; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Material Subsidiary, other than the Transactions; or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

            "AFFILIATE" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

            "ADVISERS ACT" means the Investment Advisers Act of 1940, as amended.

            "BENEFICIAL OWNER", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

            "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York or Zurich, Switzerland.

            "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

            "EC MERGER REGULATION" means Council Regulation No. 4064/89 of the European Community, as amended.

            "ENVIRONMENTAL LAWS" means any United States federal, state, local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or
      (iii) pollution or protection of the environment, health, safety or natural resources.

            "HAZARDOUS SUBSTANCES" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.


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            "INTELLECTUAL PROPERTY" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

            "KNOWLEDGE OF THE COMPANY" means the knowledge of any executive officer of the Company, after due inquiry.

            "MATERIAL ADVERSE EFFECT" means, with respect to a person, an effect, change, event or occurrence that, individually or in the aggregate with other such effects, changes, events or occurrences, is or would reasonably be expected to be materially adverse to the financial condition, business, assets or results of operations of such person and its subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to (i) the United States, European or global economy or United States, European or global securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) changes in legal or regulatory conditions that affect in general the businesses in which such person and its subsidiaries are engaged or (iv) the financial services industry in general, and not specifically relating to such person or its subsidiaries.

            "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            "REPRESENTATIVE" means, as to any person, such person's affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons.

            "SUBSIDIARY" or "SUBSIDIARIES" have the meanings assigned in Rule 1-02 of Regulation S-X of the SEC; PROVIDED, HOWEVER, that (x) any investment account advised or managed by such person or one of its subsidiaries or affiliates on behalf of a third party and (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such person or one of its subsidiaries or affiliates acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent (such activities contemplated by this clause
      (y), "MERCHANT BANKING ACTIVITIES") shall not be deemed a subsidiary of such person.

            "TAXES" shall mean any and all taxes, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority or arising as a result of a contractual obligation or other arrangements with respect thereto, including, without limitation: taxes or other similar


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

      charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and customs duties, tariffs and similar charges.

            "1940 ACT" means the Investment Company Act of 1940, as amended.

            (b) The following terms have the meaning set forth in the Sections set forth below:

            DEFINED TERM                                 LOCATION OF DEFINITION

            Action                                                ss. 4.09

            Agreement                                             Preamble

            Blue Sky Laws                                         ss. 4.05(b)

            Board                                                 Recitals

            Certificate of Merger                                 ss. 3.02

            Certificates                                          ss. 3.09(b)

            Code                                                  ss. 4.10(a)

            Collective Investment Funds                           ss. 4.10(l)

            Company                                               Preamble

            Company Licensed Intellectual Property                ss. 4.13(b)

            Company Owned Intellectual Property                   ss. 4.13(c)

            Company Preferred Stock                               ss. 4.03

            Company Stock Option                                  ss. 3.07

            Company Stock Option Plans                            ss. 3.07

            Confidentiality Agreement                             ss. 7.04(b)

            Delaware Law                                          Recitals

            Disclosure Schedule                                   Article 4

            Dissenting Shares                                     ss. 3.08(a)

            DOL                                                   ss. 4.10(l)

            Effective Time                                        ss. 3.02

            Environmental Permits                                 ss. 4.15

            ERISA                                                 ss. 4.10(a)

            Exchange Act                                          ss. 2.01(a)

            Exchange Ratio                                        ss. 3.07(a)

            Expenses                                              ss. 9.03(b)

            Funds                                                 ss. 4.19(a)

            Governmental Authority                                ss. 4.05(b)

            HSR Act                                               ss. 4.05(b)

            Indemnified Party                                     ss. 7.07(b)

            IRAs

            IRS                                                   ss. 4.10(a)

            Law                                                   ss. 4.05(a)

            Material Contracts                                    ss. 4.16(a)

            Material Subsidiary                                   ss. 4.01(c)

            Merger                                                Recitals

            Merger Consideration                                  ss. 3.06

            Multiemployer Plan                                    ss. 4.10(b)

            Multiple Employer Plan                                ss. 4.10(b)

            Non-U.S. Benefit Plan                                 ss. 4.10(h)

            Offer                                                 Recitals

            Offer Documents                                       ss. 2.01(b)

            Offer to Purchase                                     ss. 2.01(b)

            Parent                                                Preamble


                                       5
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            Parent Shares                                         ss. 3.07(a)

            Paying Agent                                          ss. 3.09(a)

            Permits                                               ss. 4.06

            Per Share Amount                                      Recitals

            Plans                                                 ss. 4.10(a)

            Post-Retirement Benefits                              ss. 4.10(h)

            Principal Stockholders                                Recitals

            Prototype Plans                                       ss. 4.10(l)

            Proxy Statement                                       ss. 4.12

            Purchaser                                             Preamble

            Restricted Stock Units                                ss. 3.07(b)

            Schedule 14D-9                                        ss. 2.02(b)

            Schedule TO                                           ss. 2.01(b)

            SEC                                                   ss. 2.01(a)

            SEC Reports                                           ss. 4.07(a)

            Securities Act                                        ss. 4.07(a)

            Shares                                                Recitals

            Stock Purchase Agreement                              Recitals

            Stockholders' Meeting                                 ss. 7.01(a)

            Subsidiary                                            ss. 4.01(a)

            Substituted Restrict Stock Units                      ss. 3.07(b)

            Surviving Corporation                                 ss. 3.03

            Transactions                                          ss. 4.07(b)

            US GAAP


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

            Winthrop                                              ss. 7.14

            1999 Balance Sheet                                    ss. 4.07(c)

                                   ARTICLE 2

                                    THE OFFER

            SECTION 2.01. THE OFFER. (a) Provided that none of the events set forth in Annex A hereto shall have occurred or be continuing (other than the event described in subclause (e) of clause (ii) of Annex A and the requirements set forth in clause (i) of Annex A), Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than 7 business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the satisfaction of each of the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that no change may be made which decreases the price per Share payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto; and, PROVIDED, FURTHER, that the condition set forth in clause (ii)(e) of Annex A shall not be waivable by Parent or Purchaser. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer or (iii) extend the Offer for an aggregate period of not more than 5 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 10% or more, but less than 20%, of outstanding Shares on a fully diluted basis; PROVIDED that, in no event shall the Offer be extended pursuant to this clause (iii) beyond October 30, 2000. In addition, if, on the initial scheduled expiration date of the Offer the condition remaining unsatisfied is that contained in clause (i) of Annex A, then Purchaser shall extend the Offer from time to time until March 31, 2001. The Per Share Amount shall, subject to applicable withholding of United States federal, state and local Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). If the payment equal to the Per Share Amount in cash is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing

Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

            SECTION 2.02. COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents that the Board, at a meeting duly called and held on August 29, 2000, has by unanimous vote of the members thereof present and voting thereat, (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "TRANSACTIONS"), are fair to, and in the best interests of, the holders of Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and (C) resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer, and approve and adopt this Agreement and the Transactions. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by its directors and executive officers that they intend to tender all Shares owned by them to Purchaser pursuant to the Offer.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendation of the Board described in Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

            (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of such information then in their possession.

                                   ARTICLE 3

                                   THE MERGER

            SECTION 3.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article 8, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company.

            SECTION 3.02. EFFECTIVE TIME; CLOSING. As promptly as practicable after the consummation of the Offer and the closing of the transactions contemplated by the Stock Purchase Agreement, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article 8.

            SECTION 3.03. EFFECT OF THE MERGER. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 3.04. CERTIFICATE OF INCORPORATION; BY-LAWS. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective

Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

            (b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

            SECTION 3.05. DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation; PROVIDED that a sufficient number of the directors of the Surviving Corporation shall be independent as required by the relevant rules of the New York Stock Exchange, Inc. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

            SECTION 3.06. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 3.06(ii) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the "MERGER CONSIDERATION") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.09, of the certificate that formerly evidenced such Share;

            (b) Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

            (c) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation;

            (d) Each share of Class A and Class B Company Preferred Stock shall remain outstanding at and after the Effective Time and shall continue to evidence an equity interest in the Surviving Corporation in accordance with the terms thereof; and

            (e) Each share of Donaldson, Lufkin & Jenrette, Inc.-DLJdirect Common Stock, par value $.01 per share ("DLJDIRECT COMMON STOCK"), shall remain outstanding at and after the Effective Time and shall continue to evidence an equity interest in the Surviving Corporation in accordance with the terms thereof.

            SECTION 3.07. EMPLOYEE STOCK OPTIONS; RESTRICTED STOCK UNITS. (a) Effective as of the Effective Time, the Company and Parent shall take all necessary action to provide that all options outstanding immediately prior to the Effective Time (collectively, the "COMPANY STOCK OPTIONS") under the Company's 1995 Stock Option Plan, 1996 Stock Option Plan and 1996 Non-Employee Directors Stock Plan, each as amended through the date of this Agreement (the "COMPANY STOCK OPTION PLANS") which are unexpired and unexercised at the Effective Time will be automatically converted at the Effective Time into an option (a "SUBSTITUTED OPTION") to purchase a number of registered shares, nominal value CHF 20 per share, of Parent ("PARENT SHARES") equal to the number of shares of Common Stock that could have been purchased under such Company Stock Option multiplied by .4018 (the "EXCHANGE RATIO") (rounded to the nearest whole number of shares) at a price per share of Parent Share equal to the per share option exercise price specified in the Company Stock Option divided by the Exchange Ratio (rounded down to the nearest whole cent); PROVIDED that any Company Stock Option intended to be an incentive stock option under the Code shall be adjusted in a manner to preserve such status. Such Substituted Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references in the related stock option agreements to the Company shall be deemed to refer to Parent and (ii) Parent shall assume all of the Company's obligations with respect to the Company Stock Options as so amended. As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder a document evidencing the foregoing assumption by Parent. In the event the employment of a holder of any Substitute Options is terminated by Parent without "Cause" (as such term is defined in the applicable Company Stock Option Plan that is assumed by Parent) on or after the Effective Time, such holder's Substitute Option shall become fully vested and exercisable and shall otherwise continue to be governed by the terms of the relevant Company Stock Option Plan and the award agreements thereunder.

            (b) The Company and Parent shall take such action as may be necessary to cause each Company restricted stock unit relating to shares of Common Stock ("RESTRICTED STOCK UNITS") which is unexpired and outstanding at the Effective Time to be automatically converted at the Effective Time into a restricted stock unit of Parent relating to Parent Shares (a "SUBSTITUTED RESTRICTED STOCK UNIT") equal to the number of shares of Company Restricted Stock Units multiplied by the Exchange Ratio (rounded to the nearest whole number of shares). Such Substituted Restricted Stock Units shall otherwise be subject to the same terms and conditions as such Company Restricted Stock Units. At the Effective Time, (i) all references in the related restricted stock unit agreements to Company shall be deemed to refer to Parent and (ii) Parent shall assume all of the Company's obligations with respect to the Company Restricted Stock Units as so amended. As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder of an outstanding Company Restricted Stock Units a document evidencing the foregoing assumption by Parent.

            (c) All employee options to purchase DLJdirect Common Stock which are outstanding immediately prior to the Effective Time shall remain outstanding at and after the Effective Time in accordance with the terms thereof.

            SECTION 3.08. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.09, of the certificate or certificates that formerly evidenced such Shares.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            SECTION 3.09. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

            (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Common Stock shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to Parent and the Purchaser to enter into this Agreement, and except as disclosed in the disclosure schedule prepared by the Company in accordance with the standard set forth in Section 10.10 hereof and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement (the "DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Parent and Purchaser that:

            SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of the Company and each subsidiary of the Company ("SUBSIDIARY") is a corporation, partnership, limited liability company, limited partnership, joint venture, association or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would not have a Material Adverse Effect on the Company. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would not have a Material Adverse Effect on the Company.

            (b) A true and complete list of all the Material Subsidiaries, together with the jurisdiction of incorporation of each Material Subsidiary and the percentage of the outstanding capital stock of other equity interests of each Material Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except as disclosed in
Section 4.01(b) of the Disclosure Schedule and except pursuant to Merchant Banking Activities, the Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            (c) "Material Subsidiary" shall mean each Subsidiary that is material to the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole.

            SECTION 4.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

            SECTION 4.03. CAPITALIZATION. The authorized capital stock of the Company consists of 1,500 million shares of common stock, of which 500 million shares have been designated Common Stock and 500 million shares have been designated DLJdirect Common Stock, and 50 million shares of preferred stock, par value $.01 per share ("COMPANY PREFERRED STOCK"). As of the date hereof, (a) 128,059,564 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no shares of Common Stock are held in the treasury of the Company, (c) no shares of Common Stock are held by the Subsidiaries, and (d) 33,163,849 shares of Common Stock and 9,394,276 shares of DLJdirect Common Stock are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plans. As of the date hereof, 18,400,000 shares of DLJdirect Common Stock are issued and outstanding and 4,000,000 shares of Series A Company Preferred Stock and 3,500,000 shares of Series B Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03, none of the Company or any Subsidiaries has issued any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

            SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of Delaware Law shall not apply to the Merger.

            SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would not have a Material Adverse Effect on the Company.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("BLUE SKY Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the requirements of the EC Merger Regulation, the banking laws of the State of New York and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not have a Material Adverse Effect on the Company.

            SECTION 4.06. PERMITS; COMPLIANCE. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority ("PERMITS") necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on the Company. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except, with respect to clauses (a) and (b) above, for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would not have a Material Adverse Effect on the Company.

            SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1997, and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000,
(iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1997 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1999 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "SEC REPORTS"). The SEC Reports (x) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (y) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("US GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, or would not have, a Material Adverse Effect on the Company).

            (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1999, including the notes thereto (the "1999 BALANCE SHEET") or except as otherwise contemplated by this Agreement (including the Disclosure Schedule), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 1999 that would not have a Material Adverse Effect on the Company.

            (d) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

            SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as set forth in Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect on the Company and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in paragraphs (a), (c), (d), (g) or
(h)(i) of Section 6.01.

            SECTION 4.09. ABSENCE OF LITIGATION. Except as set forth in Section
4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that
(a) would have a Material Adverse Effect on the Company or (b) as of the date hereof, seeks to materially delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect on the Company.

            SECTION 4.10. EMPLOYEE BENEFIT PLANS. (a) Other than with respect to Non-US Benefit Plans, Section 4.10(a) of the Disclosure Schedule contains a true and complete list of (i) all material employee benefit plans (within the meaning of Section 3(3) of the ERISA) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or Subsidiary is a party, with respect to which the Company or any member of its ERISA Controlled Group has any obligation or which are maintained, contributed to or sponsored by the Company or its ERISA Controlled Group for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "PLANS"). Except as otherwise provided herein, the Company or any Subsidiary does not have any express or implied obligation (i) to adopt any other material employee benefit plan, program or arrangement, (ii) to enter into any significant contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code. As soon as practicable following the date hereof but prior to the Effective Time, the Company will make available to Purchaser a list of all Non-US Benefit Plans, except for those Non-US Benefit Plans that are insubstantial or inconsequential, and all relevant documentation with respect thereto.

            (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Plan conforms to, and its administration is in compliance with, all applicable requirements of law, including, without limitation, ERISA and the Code and all of the Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company or any member of its ERISA Controlled Group under the terms of the Plan have been made or accrued and are fully deductible for income tax purposes and no deduction previously claimed has been challenged by any Governmental Authority.

            (c) Neither the Company nor any trade or business (whether or not incorporated) under common control with the Company within the meaning of Sections 414 (b), (c), (m) or (o) of the Code ("ERISA CONTROLLED GROUP") has contributed to or maintained a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any member of its ERISA Controlled Group could incur liability under
Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"), which liability would reasonably be expected to have a Material Adverse Effect on the Company.

            (d) Except as would not have a Material Adverse Effect on the Company, neither the Company nor any member of its ERISA Controlled Group (i) has maintained, contributed to or incurred any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) has incurred any liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA which remains unsatisfied or (iii) has engaged in any transaction described in Section 4069 of ERISA.

            (e) Except as would not have a Material Adverse Effect on the Company, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan or penalty incurred with respect to any Plan under Section 502(i) of ERISA.

            (f) None of the Plans (i) provides for the payment of a material separation, severance, termination or similar type benefits to any person, (ii) obligates the Company to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code or loss of deduction pursuant to
Section 162(m) of the Code, except as set forth on Section 4.10(f) of the Disclosure Schedule or (iii) would result in any acceleration of vesting or trigger any payments as a result of the consummation of the transactions contemplated by this Agreement, except as set forth on Section 4.10(f) of the Disclosure Schedule.

            (g) Except as set forth on Section 4.10(g) of the Disclosure Schedule, none of the Plans provide for post-retirement benefits ("POST-RETIREMENT Benefits") other than Plans qualified under Section 401(a) of the Code or as required by Section 4980B of the Code and Section 601 et seq. of ERISA relating to continuation coverage for group health plans ("COBRA") . The Company is not liable for Post-Retirement Benefits under any plan not maintained by the Company. Except as would not have a Material Adverse Effect on the Company, the Company and all members of its ERISA Controlled Group has complied with the requirements of COBRA.

            (h) Except as would not have a Material Adverse Effect on the Company, there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Company, threatened, against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or, to the knowledge of the Company, against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims).

            (i) Except as would not have a Material Adverse Effect on the Company, in addition to the foregoing, (i) the Company has not incurred any liability with respect to and has adequately reserved for each Plan that is not subject to United States law (a "NON-U.S. BENEFIT PLAN"), (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws.

            (j) Except as would not have a Material Adverse Effect on the Company, no circumstances described in Prohibited Transaction Class Exemption 84-14 or 96-23 issued by the Department of Labor (the "DOL") has occurred that would prevent the Company or any Subsidiary thereof from acting as a "qualified professional asset manager" (as defined in such Prohibited Transaction Class Exemption 84-14) or a "in-house asset manager" (as defined in such Prohibited Transaction Class Exemption 96-23); to the extent that Prohibited Transaction Class Exemptions 81-6, 91-38 and 95-60 issued by the DOL would be applicable to any transaction in which the Company or any of its Subsidiaries engage, such Prohibited Transaction Class Exemptions 81-6, 91-38 and 95-60 are available with respect to transactions involving the Company or any Subsidiary thereof; all master or prototype plans (the "PROTOTYPE PLANS") maintained by the Company or any Subsidiary thereof, all such Prototype Plans have been timely amended to comply with the qualification requirements of the Code and have favorable current opinion letters from the Internal Revenue Service and each employer participating in such Prototype Plan has been timely advised by the sponsor of the Prototype Plan as to the requirements such employer must fulfill to make timely amendments; all Individual Retirement Accounts (the "IRAS") sponsored by the Company or any Subsidiary thereof, are model custodial accounts which utilize the appropriate IRS form and are thus deemed to satisfy Section 408 of the Code; all collective investment fund ("COLLECTIVE INVESTMENT FUNDS") maintained by the Company or any Subsidiary thereof and all such Collective Investment Funds intended to be exempt from taxation under Section 501(a) of the Code have a current determination letter from the IRS confirming their exempt status; and the Company and any Subsidiary thereof (i) has not (A) violated Section 404 of ERISA with respect to any of their clients that are "plans" as defined in and subject to Title I of ERISA in any way that would have a Material Adverse Effect on the Company, or (B) engaged in any prohibited transactions under Section 406 of ERISA or Section 4975 of the Code with respect to any of their clients that are "plans" as defined in and subject to Title I of ERISA or Section 4975 of the Code in any way that would have a Material Adverse Effect on the Company, (ii) has not violated any similar provisions or engaged in any similar transactions under applicable state, local or foreign law with respect to any of their clients that are employee benefit plans not subject to Title I of ERISA in any way that would have a Material Adverse Effect on the Company, and (iii) is not unable to serve in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA that would have a Material Adverse Effect on the Company.

            SECTION 4.11. LABOR AND EMPLOYMENT MATTERS. (a) Except as set forth in Section 4.11 of the Disclosure Schedule and except as would not have a Material Adverse Effect on the Company, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

            (b) The Company and the Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes as required by the appropriate Governmental Authority, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company, and there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person.

            SECTION 4.12. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Schedule 14D-9 nor any of the information supplied by the Company for inclusion in the Offer Documents will, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. In the event a Stockholders' Meeting (as hereinafter defined) is held, neither the proxy statement to be sent to the stockholders of the Company in connection with such Stockholders' Meeting or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders' Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement, if applicable, shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 4.13. INTELLECTUAL PROPERTY. Except as would not have a Material Adverse Effect on the Company, (a) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary ("COMPANY OWNED INTELLECTUAL PROPERTY"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary ("COMPANY LICENSED INTELLECTUAL PROPERTY"), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property;
(d) the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on the Company or its Subsidiary and, to the knowledge of the Company, all other parties to such license, and is in full force and effect; (g) neither the Company nor any Subsidiary is, and, to the knowledge of the Company, no other party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

            SECTION 4.14. TAXES. The Company and the Subsidiaries have timely filed and will timely file all United States federal, state, local and non-United States Tax returns, reports and statements (including any amendment, schedule or attachment thereto) required to be filed by them on or before the Effective Time and have timely paid and discharged and will timely pay and discharge all Taxes required to be paid or discharged for any period ending on or before the Effective Time, other than (a) payments being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with US GAAP and (b) such filings, payments or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All such Tax returns, reports and statements are true, accurate and complete in all material aspects. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. The accruals and reserves for Taxes reflected in the 1999 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with US GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due or for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with US GAAP. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect on the Company. Except as set forth in Section 4.14 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to a tax sharing or indemnity agreement or similar arrangement (written or unwritten, formal or informal), other than such an agreement or arrangement solely between or among the Company and its Subsidiaries. Neither the Company nor any of the Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect on the Company.

            SECTION 4.15. ENVIRONMENTAL MATTERS. Except as described in Section
4.15 of the Disclosure Schedule or as would not have a Material Adverse Effect on the Company, (a) the Company has not violated and is not in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance;

(c) the Company is not actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) the Company is not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) the Company has all permits, licenses and other authorizations required under any Environmental Law ("ENVIRONMENTAL PERMITS"); and (f) the Company is in compliance with its Environmental Permits.

            SECTION 4.16. MATERIAL CONTRACTS. (a) Subsections (i) through (iii) of Section 4.16 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.16(a) of the Disclosure Schedule being the "MATERIAL CONTRACTS"):

            (i) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

            (ii) any agreement with (A) a Principal Stockholder of the Company or any of its affiliates, (B) any other controlling affiliate of the Company, or (C) any director, executive officer or, if other than in the ordinary course of business consistent with past practice, any other officer of the Company or any of his or her affiliates or any "associates" or members of his or her "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act); and

            (iii) all other contracts and agreements, that would be "material contracts" for purposes of Paragraph 10 of Item 601 of Regulation S-K of the Securities Act.

            (b) Except as would not have a Material Adverse Effect on the Company, (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

            SECTION 4.17. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

            SECTION 4.18. REGISTRATIONS. Except as disclosed in Section 4.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to registration under the 1940 Act or the Advisers Act. The Company and its Subsidiaries and each of their employees which are or who are required to be registered as a broker/dealer, a registered representative, an insurance agent or a sales person with the SEC, the securities commission of any state or foreign jurisdiction or any self-regulatory body are duly registered as such and such registrations are in full force and effect, except as would not have a Material Adverse Effect on the Company and all federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

            SECTION 4.19. FUNDS. (a) Each of the investment companies managed by the Company or its Subsidiaries (the "FUNDS") is set forth in Section 4.19 of the Disclosure Schedule and, except as would not have a Material Adverse Effect on the Company, is being managed in compliance with all applicable laws, rules and regulations of the SEC, the IRS, the Commodities Futures Trading Commission, the National Association of Securities Dealers, and any other self-regulatory body having jurisdiction over such Funds (or series thereof) and of any state in which such Fund (or series thereof) is registered, qualified or sold. The Company has made available to Parent true and complete copies of all the constituent documents and related advisory agreements of all of the Funds managed by it or any of its Subsidiaries.

            (b) No Subsidiary of the Company other than those set forth in
Section 4.18 of the Disclosure Schedule is or has been during the past five years an "investment adviser" within the meaning of the Advisers Act, required to be registered, licensed or qualified as an investment adviser under the Advisers Act or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified, except for any such failure to be so registered, licensed or qualified that would not have a Material Adverse Effect on the Company.

            (c) Each Fund has been operated in compliance with its respective objectives, policies and restrictions, including without limitation those set forth in the applicable prospectus and registration statement for that Fund or governing instruments for that Fund, except where lack of compliance would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries have operated each of its investment accounts in accordance with the investment objectives and guidelines in effect for each such investment account, except where lack of compliance would not have a Material Adverse Effect on the Company.

            (d) Each Fund has duly adopted all applicable procedures under the 1940 Act. Except as would not have a Material Adverse Effect on the Company, each Fund has for the past two years been operated and is currently operating in compliance with all applicable laws.

            (e) As of the date hereof, the Company has no knowledge of any reason why the approvals described in Section 7.11 will not be obtained in a timely manner.

            (f) Neither the Company nor its Subsidiaries nor any affiliate of any of them nor any other person described in Section 9(a) of the 1940 Act employed or formerly employed by them has been found to have engaged in any conduct of the types described in Section 9(a) of the 1940 Act.

            SECTION 4.20. INTERNAL CONTROLS. Except as would not have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have (a) maintained and kept books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets and (b) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that
(i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with US GAAP and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            SECTION 4.21. DERIVATIVE INSTRUMENTS. Except as would not have a Material Adverse Effect on the Company, any swap, forward, future, option or similar arrangement or agreements, whether entered into for the account of the Company or for the account of a customer of the Company or its Subsidiaries, were entered into in the ordinary course of business and, in accordance with prudent business practice and applicable rules, regulations and policies of any governmental or regulatory authority or agency and with the counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or its Subsidiaries enforceable in accordance with their terms, and are in full force and effect. Except as would not have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries have duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

            SECTION 4.22. OWNERSHIP OF BANKING ORGANIZATIONS. Except as set forth in Section 4.22 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns more than 5% of any class of voting stock of any registered bank holding company or of any banking organization organized under the laws of the United States or any State thereof or the Commonwealth of Puerto Rico, including a banking, trust company, commercial lending company, savings bank, savings and loan association or Edge Act corporation.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

            SECTION 5.01. CORPORATE ORGANIZATION. Parent is an Aktiengesellschaft and Purchaser is a corporation and each is duly organized and validly existing under the laws of Switzerland and the State of Delaware, respectively. Purchaser is in good standing under the laws of Delaware. Each of Parent and Purchaser has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing its material obligations under this Agreement or would not have a Material Adverse Effect on Parent.

            SECTION 5.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than the Parent shareholders' meeting to be held pursuant to the Stock Purchase Agreement and, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

            SECTION 5.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Articles of Association of Parent or the Certificate of Incorporation and By-laws of Purchaser, respectively, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent Parent and Purchaser from performing their material obligations under this Agreement or would not have a Material Adverse Effect on Parent.

            (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, the EC Merger Regulation, the Bank Holding Company Act of 1956, as amended, and the regulations thereunder, the banking laws of the State of New York and filing and recordation of appropriate merger documents as required by Delaware Law and notification to the Swiss Federal Banking Commission, (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the

Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement or would not have a Material Adverse Effect on Parent.

            SECTION 5.04. FINANCING. Parent has or will have at the closing of the Offer and at the Effective Time, as applicable, sufficient funds to permit Purchaser to consummate the Offer and the Merger.

            SECTION 5.05. OFFER DOCUMENTS; PROXY STATEMENT. None of the information supplied by Parent or Purchaser for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. In the event a Stockholder Meeting is held, the information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 5.06. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

            SECTION 5.07. PERMITS; COMPLIANCE. Each of Parent and its subsidiaries is in possession of all Permits necessary for each of the Parent or its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on Parent. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or any of its subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any property or asset of Parent or any of its subsidiaries is bound, except, with respect to clauses (a) and (b) above, for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement or would not have a Material Adverse Effect on Parent.

            SECTION 5.08. FINANCIAL STATEMENTS. (a) True and complete copies of
(i) the audited consolidated balance sheet of Parent for each of the three fiscal years ended as of December 31, 1999, December 31, 1998 and December 31, 1997, and the related audited consolidated income statement and statement of source and application of funds of Parent, together with all related notes thereto accompanied by the reports thereon of Parent's independent auditors (collectively referred to herein as the "PARENT ANNUAL REPORTS") have been made available by Parent to the Company, and (ii) the unaudited consolidated balance sheet of Parent as of June 30, 2000, and the related consolidated profit and loss account of Parent, together with all related notes thereto (collectively referred to herein as the "PARENT INTERIM REPORTS", and together with the Parent Annual Reports, the "PARENT REPORTS"), will be made available by Parent to the Company within three business days from the date of this Agreement. The Parent Reports (i) were prepared in accordance with the books of account and other financial records of Parent, (ii) present fairly in all material respects the consolidated financial condition and results of operations and all statements of source and application of funds of Parent and its subsidiaries as of the respective dates thereof or for the respective periods covered thereby and (iii) have been prepared based on the Swiss accounting rules for banks and the Swiss accounting and reporting recommendations for the insurance business of Parent consistently applied during the periods involved except as otherwise noted therein.

            (b) Except as and to the extent set forth on the consolidated balance sheet of Parent as at December 31, 1999, including the notes thereto, or except as otherwise contemplated by this Agreement, neither Parent nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999 that would not have a Material Adverse Effect on Parent.

            SECTION 5.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, there has not been any Material Adverse Effect on Parent.

            SECTION 5.10. ABSENCE OF LITIGATION. There is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any property or asset of Parent or any of its subsidiaries, before any Governmental Authority that (a) would have a Material Adverse Effect on Parent or (b) as of the date hereof, seeks to materially delay or prevent the consummation of any Transaction. Neither Parent nor any of its subsidiaries nor any property or asset of Parent or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement or would have a Material Adverse Effect on Parent.

                                   ARTICLE 6

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries consistent with the plans and objectives previously discussed between Parent and the Company, and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

            (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

            (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of shares of Common Stock issuable pursuant to employee stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary, except, in the case of this clause (ii) in the ordinary course of business and in a manner consistent with past practice or pursuant to agreements in force as of the date of this Agreement that have been disclosed to Parent;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary, dividends payable in respect of the Series A Company Preferred Stock and the Series B Company Preferred Stock in accordance with their respective Certificates of Designation, and regular quarterly dividends on shares of Common Stock declared and paid in cash at times consistent with past practice in an aggregate amount not in excess of $.0625 per share;

            (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (e) (i) except in connection with Merchant Banking Activities conducted in the ordinary course of business consistent with past practice (with respect to which the Company will keep Parent informed), acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in each case in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement that would be a Material Contract other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000,000 or capital expenditures which are, in the aggregate, in excess of $50,000,000 for the Company and the Subsidiaries taken as a whole; or
      (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

            (f) except for increases contemplated by the retention arrangements entered into concurrently with this Agreement, in the ordinary course of business subject to prior consultation with Parent, or as required by applicable law or pre-existing contractual arrangement, increase compensation payable or to become payable or the benefits provided to directors, officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

            (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

            (h) (i) make any tax election (other than immaterial tax elections in the ordinary course of business and consistent with past practice) or
      (ii) settle or compromise any material United States federal, state, local or non-United States income tax liability;

            (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

            (j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

            (k) other than in prior consultation with Parent, materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially alter the credit or risk concentrations associated with its underwriting and other investment banking businesses;

            (l) knowingly engage in any new line of business or knowingly make any acquisition of assets of a type not currently held by the Company or any of its Subsidiaries that would not be permissible for a United States financial holding company (as defined in 12 U.S.C. Section 1841(p)) or would subject Parent, the Company or any Subsidiary to regulation by a Governmental Authority that does not currently regulate such company or to material regulation by a Governmental Authority that is materially different from current regulation.

            (m) commence or settle any Action other than solely for money damages in an amount that would not be material to the Company and its Subsidiaries, taken as a whole; or

            (n) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                   ARTICLE 7

                              ADDITIONAL AGREEMENTS

            SECTION 7.01. STOCKHOLDERS' MEETING. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer and the transactions contemplated by the Stock Purchase Agreement for the purpose of considering and taking action on this Agreement and the Merger (the "STOCKHOLDERS' MEETING") and (ii) (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that the stockholders of the Company adopt this Agreement and (B) use its reasonable best efforts to obtain such adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all shares of Common Stock then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement.

            (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding shares of Common Stock pursuant to the Offer and Stock Purchase Agreement, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with
Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

            (c) Parent agrees (i) in accordance with applicable Law and its articles of association, to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the date hereof for the purpose of approving the authorization of Parent Shares to be issued to the Principal Stockholders pursuant to the Stock Purchase Agreement and (ii) to use its reasonable best efforts to cause the conditions set forth in the Stock Purchase Agreement to be satisfied as promptly as practicable.

            SECTION 7.02. PROXY STATEMENT. If approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer and the transactions contemplated by the Stock Purchase Agreement, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

            SECTION 7.03. COMPANY BOARD REPRESENTATION; SECTION 14(F). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and the closing of the transactions contemplated by the Stock Purchase Agreement and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by Purchaser or any affiliate of Purchaser following such purchases bears to the total number of shares of Common Stock then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its best efforts to ensure that (x) at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Board and of such boards and committees and (y) such number of members of the Board shall be independent as required by the relevant rules of the New York Stock Exchange, Inc.

            (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

            (c) Following the election of designees of Purchaser pursuant to this Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of

Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

            SECTION 7.04. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

            (b) All information obtained by Parent or Purchaser pursuant to this
Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated August 14, 2000 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company.

            (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

            SECTION 7.05. NO SOLICITATION OF TRANSACTIONS. (a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Acquisition Proposal. The Company shall not, and shall not permit any of its Representatives to, (i) solicit, initiate, consider, encourage or accept any Acquisition Proposal or (ii) participate in any discussions, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to make, any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company's Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

            (b) The Company shall promptly advise Parent of the Company's receipt of any Acquisition Proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such Acquisition Proposal or request for information and the terms and conditions of such Acquisition Proposal.

            SECTION 7.06. EMPLOYEE BENEFITS MATTERS. (a) Except as provided in
Section 3.07, for a period of one year following the Effective Time, Parent shall maintain, or cause to be maintained, employee benefit plans and arrangements which in aggregate will provide retirement, health, welfare and insurance benefits that are substantially comparable to the retirement, health, welfare and insurance benefits provided to those employees of the Company immediately prior to the Effective Time, other than with respect to perquisites and fringe benefits not offered to similarly situated employees of Parent.

            (b) With respect to any employee benefit plan, program or policy of Parent or its Subsidiaries that is made available to employees of the Company or
Subsidiary: (i) service with the Company and its Subsidiaries by any such employee prior to the Effective Time shall be credited for eligibility, participation and vesting purposes under such plan, program or policy (but not for purposes of accrual of benefits), and (ii) with respect to any welfare benefit plans to which such employee may become eligible, Parent shall cause such plans to provide credit for the year 2000 any co-payments or deductibles and maximum out-of pocket payments by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied, under any welfare plans maintained by the Company and its Subsidiaries prior to the Effective Time. Parent shall recognize vacation days previously accrued and reserved for by the Company immediately prior to the Effective Time. For purposes of Parent's severance program, Parent shall consider, among other factors, employee's service with the Company or its Subsidiaries prior to the Effective Time.

            (c) The Company and Parent agree to the terms and conditions set forth on Exhibit 7.06 with respect to certain employee benefit matters.

            SECTION 7.07. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the Amended and Restated Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law, and during such period Parent agrees to provide the same rights as are provided under such Article VIII to the persons specified thereunder to all persons standing in a comparable relationship to any Subsidiary of the Company.

            (b) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, a director, officer or employee of the Company or any of its Subsidiaries (the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was, prior to the Effective Time, serving at the request of any such entity as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (ii) this Agreement or the Stock Purchase Agreement or any of the Transactions and any actions taken by an Indemnified Party in connection herewith and therewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate in connection with defending against and responding to such proceedings. After the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any such matter to each Indemnified Party upon the receipt of the appropriate undertaking under relevant Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action suit proceeding or investigation, PROVIDED, HOWEVER, that Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld.

            (c) The Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.07(b) more than an amount per year equal to 200% of the premium that would be required on the date hereof for similarly situated companies to provide comparable levels of coverage to that currently provided by the Company.

            (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.07.

            SECTION 7.08. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably would be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply in all material respects with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 7.09. FURTHER ACTION; REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the EC Merger Regulation with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions and the transactions contemplated by the Stock Purchase Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; PROVIDED that neither Purchaser nor Parent will be required by this Section 7.09 to take any action that would have a Material Adverse Effect on the Company or Parent, including entering into any consent decree, hold separate orders or other arrangements that would have a Material Adverse Effect on the Company or Parent. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

            SECTION 7.10. PUBLIC ANNOUNCEMENTS. Parent and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

            SECTION 7.11. 1940 ACT. (a) Parent and the Company recognize that the transactions contemplated by this Agreement and the Stock Purchase Agreement shall constitute an assignment and termination of the Investment Company Advisory Agreement for each Fund under the terms thereof and the 1940 Act. Parent and the Company agree to use their reasonable best efforts and cooperate in obtaining such authorizations and approvals of the Board of Directors or Trustees of the Funds (including any separate approvals of disinterested directors or trustee) and/or the shareholders thereof, as may be reasonably required by the 1940 Act for new contracts; PROVIDED that in no event shall the Company be deemed to have failed to satisfy the condition set forth in subclause
(c) of clause (ii) of Annex A solely on the basis that any such approvals or consents have not been obtained as of the expiration of the Offer. Parent agrees to provide the Company such information, for provision to the Board of Directors or Trustees of one or more Funds or for inclusion in a proxy statement to the shareholders thereof, as may be reasonably required.

            (b) Parent and the Company have entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the 1940 Act. Each of Parent and the Company shall not take any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement or the Stock Purchase Agreement and the transactions contemplated hereby and thereby, and each of them shall not fail to take any action if the failure to take such action would have the effect, directly or indirectly of causing the requirements of any of the provisions of
Section 15(f) of the 1940 Act not to be met in respect of this Agreement or the Stock Purchase Agreement and the transactions contemplated hereby or thereby.

            (c) The Company shall use its reasonable best efforts to assure, prior to the closing of the transactions contemplated by the Stock Purchase Agreement, and Parent and the Company shall use their reasonable best efforts to assure, for the three year period following such closing, that the composition of the Board of Directors or Trustees, as the case may be, of each Fund is in compliance at such times with Section 15(f)(1)(A) of the 1940 Act.

            (d) For a period of two year after the closing of the transactions contemplated by the Stock Purchase Agreement, there shall not be imposed on any of the Funds that is registered under the 1940 Act an "unfair burden" as a result of the transaction contemplated by this Agreement or the Stock Purchase Agreement, or any terms or conditions applicable thereto.

            (e) Except as otherwise defined in this Section 7.11, the capitalized terms and terms in quotations used in this Section 7.11 shall have the meanings set forth in Sections 15(f), 2(a)(4) or 2(a)(d)(19) of the 1940 Act.

            SECTION 7.12. BANK HOLDING COMPANY ACT. The Company will cooperate with Parent to ensure that, to the extent reasonably practicable, on the closing of the transactions contemplated by the Stock Purchase Agreement the activities and assets of the Company and its Subsidiaries are permitted to be conducted or held by Parent (as a foreign bank qualified as a financial holding company) and its subsidiaries under the Bank Holding Company act of 1956, as amended. Nothing in this Section 7.12 shall be deemed to require the Company to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to the closing of the transactions contemplated by the Stock Purchase Agreement.

            SECTION 7.13. DLJ BANK HOLDINGS LLC. The Company shall, if so directed by Parent, take all actions necessary and appropriate to cause the liquidation and dissolution of DLJ Bank Holdings LLC before the closing of the transactions contemplated by the Stock Purchase Agreement.

            SECTION 7.14. WINTHROP TRUST COMPANY. In the event that the conditions to the closing of the Stock Purchase Agreement are satisfied or waived and the Banking Board of New York State shall not have consented to, approved or otherwise authorized the change of control of Winthrop Trust Company ("WINTHROP") in connection with the transactions contemplated under the Stock Purchase Agreement, the Company agrees to sell to AXA Financial, Inc., in accordance with the terms and conditions of Section 5.09(a) of the Stock Purchase Agreement, all the issued and outstanding capital stock of Winthrop for its book value.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

            SECTION 8.01. CONDITIONS TO THE MERGER. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

            (a) STOCKHOLDER APPROVAL. If and to the extent required by Delaware Law, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

            (b) NO ORDER. No Governmental Authority in the United States or Switzerland shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or the Merger or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

            (c) STOCK PURCHASE AGREEMENT. The transactions contemplated by the Stock Purchase Agreement shall have been consummated.

                                   ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned:

            (a) At any time, by mutual written consent of each of Parent, Purchaser and the Company, duly authorized by the Boards of Directors of Parent, Purchaser and the Company, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company; or

            (b) By either Parent or the Company if (i) the purchase of Shares pursuant to the Offer or the Stock Purchase Agreement shall not have occurred on or before March 31, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such purchase to occur on or before such date or (ii) any Governmental Authority in the United States or Switzerland shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

            (c) by either Parent or the Company (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in subclauses (a) - (c) of clause (ii) of Annex A would not be satisfied, which breach is not cured within 15 days following written notice to the breaching party, or which breach, by its nature or timing, cannot be cured prior to the consummation of the Offer.

            (d) By either Parent or the Company if the Stock Purchase Agreement is terminated pursuant to its terms without Parent having acquired any shares of Common Stock thereunder.

            SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; PROVIDED, HOWEVER, that the Confidentiality Agreement shall survive any termination of this Agreement.

            SECTION 9.03. FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

            SECTION 9.04. AMENDMENT. Subject to Section 7.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            SECTION 9.05. WAIVER. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE 10

                               GENERAL PROVISIONS

            Section 10.01. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

            if to Parent or Purchaser:

                  Credit Suisse Group
                  Paradeplatz 8
                  P.O. Box 1
                  CH-8070 Zurich
                  Switzerland
                  Telecopier No:  41-1-333-2587
                  Attention:  David Frick

                  Credit Suisse First Boston
                  11 Madison Avenue
                  New York, New York  10010
                  Telecopier No:  (212) 325-4819
                  Attention:  Joseph T. McLaughlin

            with a copy to:
                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Telecopier No:  (212) 848-7179
                  Attention:  David W. Heleniak
                                  Clare O'Brien

            if to the Company:

                  Donaldson, Lufkin & Jenrette, Inc.
                  277 Park Avenue
                  New York, New York  10172
                  Attention:  Joe L. Roby

            with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopier No.: (212) 450-4800
                  Attention: George R. Bason  Jr.

            and a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Telecopier No.: (212) 403-2000
                  Attention: Craig M. Wasserman

            Section 10.02. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            Section 10.03. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

            Section 10.04. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

            Section 10.05. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            Section 10.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by Delaware Law). The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

            Section 10.07. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

            Section 10.08. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 10.09. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            Section 10.10. DISCLOSURE SCHEDULE. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent the Disclosure Schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations and warranties contained in Article 4; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to the Company.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CREDIT SUISSE GROUP


                                          By /s/ Lukas Muhlemann
                                             -----------------------------------
                                             Name:  Lukas Muhlemann
                                             Title: Chief Executive Officer and
                                                    Chairman of the Board


                                          By /s/ Jospeh T. Mclaughlin
                                             -----------------------------------
                                             Name:  Joseph T. McLaughlin
                                             Title:  Authorized Signatory



                                          DIAMOND ACQUISITION CORP.


                                          By /s/ Richard E. Thornburgh
                                             -----------------------------------
                                             Name:  Richard E. Thornburgh
                                             Title: Chief Financial Officer and
                                                    Treasurer



                                          DONALDSON, LUFKIN & JENRETTE, INC.


                                          By /s/ JOE L. ROBY
                                             -----------------------------------
                                             Name:  Joe L. Roby
                                             Title: President and
                                                    Chief Executive Officer

                                                                         ANNEX A


                             CONDITIONS TO THE OFFER


            Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or the Transactions can not be consummated under the EC Merger Regulation or (ii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

            (a) any Material Adverse Effect on the Company shall have occurred;

            (b) any representation or warranty of the Company in the Agreement shall not be true and correct except where the failure of such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not have a Material Adverse Effect on the Company;

            (c) the Company shall have failed to perform, in any material respect, any material obligation or to comply, in any material respect, with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement; PROVIDED, HOWEVER, that no governmental or third party consent shall be required to be obtained as a condition to the Offer except as expressly set forth above;

            (d) this Agreement or the Stock Purchase Agreement shall have been terminated in accordance with its terms;

            (e) the conditions (other than the condition set forth in Section 6.01(d)(ii)) to Parent's obligations under the Stock Purchase Agreement shall not have been satisfied or waived;

            (f) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

            The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.






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